EXHIBIT 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:00 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Annual Results
and Improved Fourth Quarter Earnings
Richmond, VA • May 19, 2015 / PRNEWSWIRE
HIGHLIGHTS
Fiscal Year 2015
Diluted earnings per share of $4.06
Segment operating income of $167 million, down $8 million
Improved margins on slightly lower volumes
Revenues down 11% to $2.3 billion
Repurchased 3.1% of common shares outstanding

Fourth Quarter
Diluted earnings per share of $1.64
Segment operating income of $53 million, up 18%
Revenues up 13% to $778 million on higher sales volumes
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the fiscal year ended March 31, 2015, was $114.6 million, or $4.06 per diluted share, compared with last year’s net income of $149.0 million, or $5.25 per diluted share. Last year’s results included a gain of $81.6 million before tax ($53.1 million after tax, or $1.87 per diluted share), from the favorable outcome of litigation in Brazil related to previous years’ excise tax credits. Results for the current fiscal year included a further gain related to those tax credits, of $12.7 million before tax ($0.29 per diluted share) recorded in the fourth fiscal quarter from updated projections of the utilization of the credits before expiration. The current year also included an income tax benefit of $8.0 million ($0.28 per diluted share) arising from a subsidiary’s payment of a portion of a fine following the resolution of a court case. Pretax restructuring costs of $4.9 million ($0.11 per diluted share) and $6.7 million ($0.15 per diluted share) were also incurred for fiscal years 2015 and 2014, respectively. Excluding those items in both years, net income for the fiscal year increased $1.2 million ($0.07 per diluted share) compared to the same

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period last year. Segment operating income, which excludes those items, was $167.2 million for fiscal year 2015, a decrease of $8.0 million from the prior year. That reduction was primarily attributable to this year’s lower sales volumes, partially mitigated by a reduction in selling, general, and administrative costs. Revenues of $2.3 billion for fiscal year 2015 declined 11% compared with the previous year, driven mainly by those lower overall volumes and modestly lower green leaf costs.
Net income for the fourth quarter ended March 31, 2015, was $45.8 million, or $1.64 per diluted share, compared with net income for the prior year’s fourth fiscal quarter of $26.7 million, or $0.94 per diluted share. The fourth quarter results included restructuring costs before tax of $0.4 million ($0.01 per diluted share) and $2.0 million ($0.04 per diluted share) for fiscal years 2015 and 2014, respectively. In addition, the fourth fiscal quarter of 2015 included the $12.7 million pretax gain ($0.29 per diluted share) related to the reversal of the Brazilian excise tax credit allowance mentioned above. Segment operating income for the period of $52.8 million improved by $7.9 million, or 18%, compared with the previous fiscal year, as improved results in the Other Regions and North America segments were partly offset by a decline for the Other Tobacco Operations segment. Consolidated revenues for the fourth fiscal quarter increased by 13% to $778.2 million, on higher sales volumes in every segment, reflecting this year’s later shipping patterns and a better overall product mix, offset by lower green leaf costs.
Mr. Freeman stated, “Given fiscal year 2015’s oversupplied market conditions, I am pleased with the results we achieved. We ended the year with strong fourth quarter results, which helped to bring our segment operating earnings for the fiscal year in line with our expectations. We also realized higher margins, maintained our solid financial position, and returned over $90 million to our shareholders in dividends and share repurchases this fiscal year. Our performance demonstrates our ability to execute well on our objective of delivering a compliant product in an efficient manner to our customers, under challenging circumstances.
“We are well-positioned as we enter fiscal year 2016 with substantial cash balances and manageable uncommitted inventory levels. Markets in Africa and Brazil have opened at a similar pace compared to last year, and crop qualities are mixed, with production volumes expected to be lower in most origins. Although we are not seeing significant delays in customer orders, we expect shipping instructions to be weighted towards the second half of our fiscal year. In addition, while our own leaf inventories are well-managed, global tobacco leaf inventory volumes are high. This may have the effect of extending the duration of the oversupply conditions, despite reduced new crop production and a more positive outlook for demand from some customers based on recent recoveries in certain of their retail markets.
“Looking beyond near-term market conditions, we are optimistic about the future as we believe there are several trends in our business that could provide opportunities for us to increase our market share and to offer additional services to our customers. We have recently seen an increase in the level of supply chain services, which include direct purchasing, that we provide our customers, notably in the United States, Mexico, Brazil, and the Dominican Republic. We believe these moves acknowledge the efficiencies and services that global leaf suppliers bring to the entire supply chain. In addition, we believe that compliant leaf requirements and reduction in sourcing complexity will continue to be important to our customers and should favor stable global leaf suppliers who are able to meet these requirements.”
FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:
Operating income for the Other Regions segment for the fiscal year ended March 31, 2015, was $125.8 million, down 6% compared to $133.4 million in the previous fiscal year. The decrease was attributable mainly to reduced sales volumes in all regions along with inventory writedowns, primarily in Africa and South America, reflecting this year’s oversupply market conditions. The impact of those factors was somewhat mitigated by improved gross margins, particularly in Brazil, where volatile markets increased green leaf

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Universal Corporation

costs last year, as well as benefits from lower selling, general and administrative costs. Results for Europe were also negatively influenced by currency translation effects from a stronger U.S. dollar. Selling, general, and administrative expenses for the segment declined for the fiscal year, mostly from lower currency remeasurement and exchange losses in the Philippines and Brazil, lower provisions for supplier advances, and positive comparisons of value-added tax valuation allowances, partly offset by higher customer claims. Revenues for the segment were down about 10% to $1.7 billion, on reduced volumes and lower average green leaf prices.
Operating income for the Other Regions segment for the quarter ended March 31, 2015, increased by 17% to $35.8 million, compared with the same period last year. The improved results were driven by significantly higher volumes in South America and Africa from shipments delayed into the fourth quarter this year. Those benefits were partially offset by lower sales in Europe and reduced volumes for the period in Asia. Selling, general, and administrative expenses for the Other Regions segment were higher for the quarter, due to higher benefit and incentive compensation accruals, larger currency remeasurement losses in Africa, and an unfavorable variance for provisions for suppliers, partly offset by positive variances for value-added tax valuation allowances. Revenues for the segment increased by 16% to $566.4 million for the fourth fiscal quarter compared to the prior year, on a combination of higher volumes, an improved product mix, and lower green leaf prices.
NORTH AMERICA:
Operating income for the North America segment for the fiscal year ended March 31, 2015 was $31.1 million, up $7.8 million compared with the previous year, on increased third party processing business and a more favorable sales mix, despite lower overall sales volumes. Revenues for the segment for fiscal year 2015 decreased by 13% to $305.0 million on reduced sales volumes and lower green leaf prices. Segment operating income for the quarter ended March 31, 2015 also improved, by $4.6 million to $9.2 million, compared with the same period last year. Those results were mostly driven by a more favorable sales mix and higher processing volumes. Revenues for this segment for the fourth fiscal quarter increased by 3% to $101.2 million, primarily reflecting higher processing revenues, while higher sales volumes were largely offset by lower green leaf prices. Selling, general, and administrative costs for this segment were relatively flat for both periods.
OTHER TOBACCO OPERATIONS:
For the fiscal year ended March 31, 2015, the Other Tobacco Operations segment operating income was down $8.2 million to $10.3 million compared with the same period of the prior year. Results for the dark tobacco operations contributed significantly to the decline, as lower sales volumes, in part due to shipment timing, were partially mitigated by favorable currency remeasurement comparisons, mainly in Indonesia. Results for the special services group also contributed to the decline, reflecting startup costs for the new food ingredients business. However, results from the oriental joint venture improved for the fiscal year despite sales volume declines influenced by shipment timing comparisons. The impact from the volume declines was more than offset by favorable variances from the prior year’s currency remeasurement losses and lower selling, general and administrative costs. Revenues for the segment were down by $34.3 million to $227.0 million for the year ended March 31, 2015, compared to the previous year, primarily attributable to the lower volumes for the dark tobacco operations, as well as lower overall volumes and the timing of shipments of oriental tobaccos into the United States.
For the fourth quarter ended March 31, 2015, the segment’s operating income declined by $1.9 million to $7.7 million, compared to the same period last year. Results for the dark tobacco operations were lower for the quarter despite higher sales volumes, on lower margins and weaker product mix from a decline in wrapper volumes, as well as higher selling, general, and administrative costs mostly from comparisons to currency remeasurement gains in the prior year fourth fiscal quarter. Those declines were partly offset by

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Universal Corporation

benefits from the timing of oriental tobaccos shipped into the United States that were delayed into the fourth quarter this year. Revenues for this segment in the fourth fiscal quarter increased by 8% to $110.5 million compared with the same period for the previous year. Dark tobacco operations revenues increased on the higher sales volumes, which were due in part to timing of shipments delayed into the fourth quarter this year. Lower volumes and prices reduced oriental tobacco revenues from shipments into the United States.
OTHER ITEMS:
Cost of goods sold decreased by about 12% to $1.9 billion for the fiscal year ended March 31, 2015, consistent with lower overall sales volumes and lower green leaf prices compared with the previous year. For the quarter ended March 31, 2015, cost of goods sold increased by about 12%, to $656.1 million, on a combination of higher sales volumes and lower leaf prices. Selling, general, and administrative costs decreased by $11.8 million for fiscal year 2015 and increased by $12.6 million for the fourth fiscal quarter, compared with the respective prior periods. The decline for the fiscal year was primarily related to lower currency remeasurement and exchange costs, provisions for suppliers, and value-added tax allowances, partly offset by higher customer claims. The increase for the fourth quarter was attributable to higher benefit and incentive compensation accruals, higher currency remeasurement losses, mainly in Africa and Indonesia, and an unfavorable variance for losses on provisions for suppliers, partly offset by positive comparisons of value-added tax valuation allowances.
Interest expense of $17.1 million for fiscal year 2015 and $3.6 million for the quarter ended March 31, 2015, declined by about 16% and 2%, compared to respective periods in the prior fiscal year. The reduction was mostly due to lower average interest rates during the periods, offset in part by slightly higher average debt balances. The consolidated effective income tax rates on pretax earnings were approximately 24% and 33% for the fiscal years ended March 31, 2015 and 2014, respectively. Income taxes for fiscal year 2015 were reduced by a non-recurring benefit of $8.0 million arising from the partial payment of the European Commission fine by our Italian subsidiary in June 2014. Excluding that item, the consolidated effective tax rate for fiscal 2015 was about 29%. The effective income tax rate for the quarter ended March 31, 2015, was about 25% compared with 31% for the same period last year. The rates for all periods, excluding adjustments, were below the 35% federal statutory rate mainly because of the effect of changes in exchange rates on deferred income tax assets and liabilities, as well as lower effective rates on dividend income from certain foreign subsidiaries.
On December 30, 2014, the Company executed a new senior unsecured credit facility agreement with a group of banks, which consolidated and extended maturities of its previous short-term revolving credit and long-term borrowing facilities. The new agreement includes a $430 million 5-year revolving credit facility, a $150 million 5-year term loan, and a $220 million 7-year term loan. The revolving credit facility contains terms and conditions that are substantially similar to the Company’s previous revolving credit facility. The term loans, which were fully funded at closing, require no amortization and are prepayable without penalty prior to maturity. The facilities include a customary accordion feature allowing for additional borrowings of up to $100 million under certain conditions. Currently, borrowings under the revolving credit agreement bear interest at variable rates based on LIBOR plus a margin of 1.50% to 1.75%. The Company subsequently entered interest rate swap agreements to fix the variable interest component of the 5- and 7-year term loans to 1.44% and 1.73%, respectively. The effective rates on the 5- and 7-year term loans were 2.94% and 3.48%, respectively, as of May 18, 2015.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income to consolidated operating income is in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes these items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2014, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2014.
At 5:00 p.m. (Eastern Time) on May 19, 2015, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through August 4, 2015. A taped replay of the call will be available through June 1, 2015, by dialing (855) 859-2056. The confirmation number to access the replay is 47222214.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2015	2014	2015	2014
Sales and other operating revenues	$778,159	$689,916	$2,271,801	$2,542,115
Costs and expenses
Cost of goods sold	656,068	586,712	1,861,527	2,108,824
Selling, general and administrative expenses	73,061	60,471	250,186	262,013
Other income	(12,676)	—	(12,676)	(81,619)
Restructuring costs	397	2,038	4,890	6,746
Operating income	61,309	40,695	167,874	246,151
Equity in pretax earnings of unconsolidated affiliates	3,746	2,142	7,137	3,897
Interest income	218	201	576	949
Interest expense	3,611	3,684	17,120	20,307
Income before income taxes	61,662	39,354	158,467	230,690
Income taxes	15,287	12,145	38,006	75,535
Net income	46,375	27,209	120,461	155,155
Less: net income attributable to noncontrolling interests in subsidiaries	(548)	(538)	(5,853)	(6,146)
Net income attributable to Universal Corporation	45,827	26,671	114,608	149,009
Dividends on Universal Corporation convertible perpetual preferred stock	(3,687)	(3,713)	(14,824)	(14,850)
Cost in excess of carrying value on repurchase of convertible perpetual preferred stock	(18)	—	(36)	—
Earnings available to Universal Corporation common shareholders	$42,122	$22,958	$99,748	$134,159

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$1.86	$0.99	$4.33	$5.77
Diluted	$1.64	$0.94	$4.06	$5.25

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2015	2014

ASSETS
Current assets
Cash and cash equivalents	$248,783	$163,532
Accounts receivable, net	434,362	468,015
Advances to suppliers, net	114,883	134,621
Accounts receivable—unconsolidated affiliates	1,907	7,375
Inventories—at lower of cost or market:
Tobacco	636,488	639,812
Other	62,195	67,219
Prepaid income taxes	17,811	27,866
Deferred income taxes	36,611	22,052
Other current assets	81,570	142,755
Total current assets	1,634,610	1,673,247

Property, plant and equipment
Land	16,790	17,275
Buildings	238,372	239,913
Machinery and equipment	576,010	562,597
	831,172	819,785
Less: accumulated depreciation	(525,783)	(523,239)
	305,389	296,546
Other assets
Goodwill and other intangibles	99,146	99,453
Investments in unconsolidated affiliates	76,512	95,305
Deferred income taxes	6,301	14,562
Other noncurrent assets	76,515	91,794
	258,474	301,114

Total assets	$2,198,473	$2,270,907

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2015	2014

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$59,862	$62,905
Accounts payable and accrued expenses	140,112	212,422
Accounts payable—unconsolidated affiliates	3,281	65
Customer advances and deposits	30,183	15,869
Accrued compensation	28,232	31,772
Income taxes payable	9,243	15,694
Current portion of long-term obligations	—	116,250
Total current liabilities	270,913	454,977

Long-term obligations	370,000	240,000
Pensions and other postretirement benefits	97,048	85,081
Other long-term liabilities	36,790	34,457
Deferred income taxes	26,628	45,500
Total liabilities	801,379	860,015

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 218,490 shares issued and outstanding (219,999 at March 31, 2014)	211,562	213,023
Common stock, no par value, 100,000,000 shares authorized, 22,593,266 shares issued and outstanding (23,216,312 at March 31, 2014)	206,002	206,446
Retained earnings	1,020,155	993,093
Accumulated other comprehensive loss	(74,994)	(34,332)
Total Universal Corporation shareholders' equity	1,362,725	1,378,230
Noncontrolling interests in subsidiaries	34,369	32,662
Total shareholders' equity	1,397,094	1,410,892

Total liabilities and shareholders' equity	$2,198,473	$2,270,907

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Fiscal Year Ended March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$120,461	$155,155
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation	35,394	37,257
Amortization	1,930	1,642
Provision for losses on advances and guaranteed loans to suppliers	3,734	6,705
Inventory write-downs	18,612	7,654
Stock-based compensation expense	6,230	6,278
Foreign currency remeasurement loss (gain), net	28,836	14,322
Deferred income taxes	(13,662)	(2,176)
Equity in net income of unconsolidated affiliates, net of dividends	(1,075)	3,420
Gain on favorable outcome of excise tax case in Brazil	(12,676)	(81,619)
Restructuring costs	4,890	6,746
Other, net	(9,272)	2,251
Changes in operating assets and liabilities, net	43,095	(161,138)
Net cash provided (used) by operating activities	226,497	(3,503)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(58,385)	(45,849)
Proceeds from sale of property, plant and equipment	4,522	2,746
Other	(141)	1,033
Net cash used by investing activities	(54,004)	(42,070)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	2,618	(43,727)
Issuance of long-term obligations	370,000	175,000
Repayment of long-term obligations	(356,250)	(211,250)
Dividends paid to noncontrolling interests	(4,183)	(1,971)
Issuance of common stock	187	457
Repurchase of convertible perpetual preferred stock	(1,497)	—
Repurchase of common stock	(31,227)	(14,145)
Dividends paid on convertible perpetual preferred stock	(14,824)	(14,850)
Dividends paid on common stock	(47,337)	(46,721)
Debt issuance costs and other	(3,621)	(875)
Net cash used by financing activities	(86,134)	(158,082)

Effect of exchange rate changes on cash	(1,108)	(677)
Net increase (decrease) in cash and cash equivalents	85,251	(204,332)
Cash and cash equivalents at beginning of year	163,532	367,864
Cash and cash equivalents at end of year	$248,783	$163,532

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2015	2014	2015	2014

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$45,827	$26,671	$114,608	$149,009
Less: Dividends on convertible perpetual preferred stock	(3,687)	(3,713)	(14,824)	(14,850)
Less: Cost in excess of carrying value on repurchases of convertible perpetual preferred stock	(18)	—	(36)	—
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	$42,122	$22,958	$99,748	$134,159

Denominator for basic earnings per share
Weighted average shares outstanding	22,639,821	23,216,312	23,035,920	23,238,978

Basic earnings per share	$1.86	$0.99	$4.33	$5.77

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$42,122	$22,958	$99,748	$134,159
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,687	3,713	14,824	14,850
Add: Cost in excess of carrying value on repurchases of convertible perpetual preferred stock	18	—	36	—
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	$45,827	$26,671	$114,608	$149,009

Denominator for diluted earnings per share
Weighted average shares outstanding	22,639.821	23,216.312	23,035.92	23,238.978
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,835,644	4,831,589	4,843,309	4,821,557
Employee share-based awards	383,962	354,389	342,035	331,498
Denominator for diluted earnings per share	27,859,427	28,402,290	28,221,264	28,392,033

Diluted earnings per share	$1.64	$0.94	$4.06	$5.25

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2015	2014	2015	2014

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$101,178	$98,079	$305,028	$348,627
Other regions (1)	566,439	489,319	1,739,781	1,932,228
Subtotal	667,617	587,398	2,044,809	2,280,855
Other tobacco operations (2)	110,542	102,518	226,992	261,260
Consolidated sales and other operating revenues	$778,159	$689,916	$2,271,801	$2,542,115

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$9,239	$4,595	$31,060	$23,217
Other regions (1)	35,795	30,650	125,839	133,447
Subtotal	45,034	35,245	156,899	156,664
Other tobacco operations (2)	7,742	9,630	10,326	18,511
Segment operating income	52,776	44,875	167,225	175,175
Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(3,746)	(2,142)	(7,137)	(3,897)
Restructuring costs (4)	(397)	(2,038)	(4,890)	(6,746)
Add: Other income (5)	12,676	—	12,676	81,619
Consolidated operating income	$61,309	$40,695	$167,874	$246,151

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax (earnings) loss of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income.

(4)	Restructuring costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income.

(5)
Other income represents the reversal of a valuation allowance on the remaining unused balance of IPI excise tax credits in Brazil in fiscal year 2015 and the gain on the favorable outcome of the IPI tax credit case in fiscal year 2014. These items are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income.

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